UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the recommendation of the Nominating and Corporate Governance Committee of First Midwest Bancorp, Inc. (the “Company”), the Board of Directors of the Company determined to realign the Company’s classes of directors to provide for equal apportionment among the three classes.  Under the Company’s Amended and Restated Certificate of Incorporation, the classes of directors should be as nearly equal in number as possible.  At the present time, two of the classes consist of five directors each and the remaining class consists of two directors.  The class of directors having two directors is the class with directors whose current term expires in 2015.  The classes of directors became imbalanced due to several director retirements or deaths, and the Board of Directors has determined it is desirable to rebalance the classes so that each class is comprised of four directors.

To accomplish the rebalancing of the director classes, Mr. Patrick J. McDonnell, who is a member of the class whose term will expire in 2016, intends to tender his resignation from the Board of Directors immediately following the Company’s 2014 annual meeting of stockholders, and the Board intends to immediately appoint Mr. McDonnell to the class of directors whose term expires in 2015.  Mr. McDonnell is a member of the Audit Committee, which he chairs, the Nominating and Corporate Governance Committee and the Advisory Committee of the Board of Directors.

In addition, Mr. Peter J. Henseler, whose present term expires at the 2014 annual meeting and who would have been nominated at the upcoming annual meeting for election to the class of directors whose term expires in 2017, has instead been nominated for election to the class of directors whose term will expire in 2015.

*         *         *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: April 3, 2014	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos Executive Vice President, Corporate Secretary and General Counsel